Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Announces Second Quarter 2005 Financial Results
Bothell, Wash., Aug. 1, 2005 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), a leader in molecular biology-based drug delivery technologies, today reported financial results for the three- and six-month periods ended June 30, 2005.
Revenue for the three months ended June 30, 2005 was $1.6 million, compared to revenue of $45,000 for the three months ended June 30, 2004. Revenue for the first six months of 2005 was $4.9 million, compared to $193,000 in the first six months of 2004. The increase in revenue is due to growth in the number of revenue generating collaborative arrangements established with pharmaceutical and biotechnology partners, including reimbursement of research and development expenses related to our PYY(3-36) obesity project from Merck & Co. Also, the company received and recognized a $2.0 million milestone in the first quarter of 2005 from the FDA approval of Nascobal® spray.
The net loss for the current quarter was $8.3 million or $0.47 per share, compared to $7.5 million or $0.62 per share for the prior year period. The net loss for the six months ended June 30, 2005 was $14.4 million or $0.81 per share, compared to $15.1 million or $1.26 per share for the prior year period. The changes in the net loss from the prior year periods are due to a combination of increases in operating revenue in the current year and increased interest income from a larger cash base, offset by higher spending due to the timing of R&D projects and clinical trials, resulting in an increase in headcount.
Research and development expenses increased $1.9 million to $7.2 million for the current quarter compared to the prior year period and increased $3.3 million to $14.5 million for the six months ended June 30, 2005, primarily due to the timing of clinical program activities for products under development, and increases in the number of R&D employees and project expenses.
Selling, general and administrative expenses increased $0.8 million to $3.1 million for the current quarter compared to the prior year period and increased $1.5 million to $5.5 million for the six months ended June 30, 2005, primarily due to increases in amortization of non-cash stock compensation expense and accounting and legal fees.
Nastech ended the second quarter of 2005 with approximately $52.0 million in cash, cash equivalents and investments compared to $74.5 million at December 31, 2004.
RECENT CORPORATE HIGHLIGHTS
•	Announced exclusive licensing agreement with Alnylam for intellectual property to discover, develop and commercialize RNAi therapeutics directed against TNF-alpha

•	Initiated pharmacokinetic clinical trial with Intranasal Parathyroid Hormone (PTH1-34)

•	Added to Russell 3000® Index

•	Held Analyst and Institutional Investor day with world leading experts speaking about the fundamental biology and disease areas where Nastech is currently focused, including presentations on tight junctions, RNAi, obesity and osteoporosis
Conference Call and Webcast Information
Management will host a conference call to review our financial results for the period ended June 30, 2005 and recent business developments. The call is scheduled for today, August 1, 2005, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 659-1942 and international callers should dial (617) 614-2710. The access code for the live conference call is 27993972. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 48768468.
Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.
ABOUT NASTECH
We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. We and our collaboration partners are developing products for multiple therapeutic areas including inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.
Nastech Forward-Looking Statement
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
Contacts:
Nastech
Ed Bell, Senior Investor Relations Manager
(425) 908-3639
ir@nastech.com
Noonan Russo
Matthew Haines
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

			Six months ended
	Three months ended June 30,		June 30,
	(Unaudited)		(Unaudited)
	2004	2005	2004	2005
Revenue:
License, research and product revenue	$45	$1,602	$193	$4,932

Total revenue	45	1,602	193	4,932

Costs and expenses:
Cost of product revenue	—	—	64	—
R & D	5,261	7,229	11,111	14,460
S, G & A	2,224	3,063	4,061	5,548

Total operating expenses	7,485	10,292	15,236	20,008

Loss from operations	(7,440)	(8,690)	(15,043)	(15,076)
Interest income	43	416	99	825
Interest and other expense	(94)	(70)	(191)	(180)

Net loss	$(7,491)	$(8,344)	$(15,135)	$(14,431)

Net loss per common share:

Basic and Diluted	$(0.62)	$(0.47)	$(1.26)	$(0.81)

Shares used in computing net loss per share:
Basic and Diluted	12,117	17,852	12,005	17,801

	December 31,	June 30,
Selected Balance Sheet Data	2004	2005

	(Unaudited)

Cash, cash equivalents and investments (includes restricted cash of $9,000 and $998 respectively)	$74,474	$51,979
Accounts receivable, net	—	888
Property, intangibles and other assets	6,301	9,036
Total assets	80,775	61,903
Working capital	58,362	44,220
Accumulated deficit	(83,453)	(97,884)
Stockholders’ equity	58,148	45,658